Exhibit 99.1

Company Contact:	Investor Relations Contact:
Doug Norby	Lippert / Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Moriah Shilton/Kirsten Chapman (Investors)
Mike Forman	415-433-3777
Vice President Finance and Administration	Chenoa Taitt/Michael Hopkins (Financial Media)
408-894-0700	212-838-3777
Moriah@lhai-sf.com

TESSERA RAISES GUIDANCE FOR FULL YEAR 2004

-Reflects Samsung Payment of $6 Million for Past Royalties on a Portion of Disputed Packages-

San Jose, Calif. – July 15, 2004 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading technology developer and services provider for semiconductor chip-scale and multi-chip packages (CSPs and MCPs), announced today it is raising its financial guidance for the full year 2004.

For the full year 2004, Tessera now expects total revenues of $63.0 to $65.0 million, net income of $26.5 to $27.5 million and earnings per diluted share of $0.56 to $0.58, compared to previous guidance of total revenues of $57.0 to $59.0 million, net income of $21.5 to $22.5 million and earnings per diluted share of $0.46 to $0.48.

Doug Norby, Tessera’s chief financial officer, said, “The increased guidance is due to a payment of $6.0 million that we have received from Samsung Electronics for royalties relating to past production of some of the package types involved in the ongoing dispute between our companies. The payment will be reflected in Tessera’s third quarter revenue and net income, after applicable taxes. Our release scheduled for July 21st covering our second quarter 2004 results will include more specific guidance on our third quarter.”

“Samsung’s payment represents past royalties for Samsung’s TBGA and TBGA MCP packages, two of the six package types that are in dispute. The payment does not resolve the issues between our companies,” said Chris Pickett, Tessera’s senior vice president of licensing and general counsel. “The litigation is ongoing, and the trial is currently set for November 2004.”

About Tessera, Inc.

Tessera develops semiconductor packaging technology that meets the demand for miniaturization and increased performance of electronic products. Tessera licenses its technology to its customers, enabling them to produce semiconductors that are smaller and faster, and incorporate more features. These semiconductors are utilized in a broad range of communications, computing and consumer electronic products.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003, include more information about factors that could affect the company’s financial results.

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Note: Tessera, MicroBGA, Compliant Chip and the Tessera logo are registered trademarks and MicroZ is a trademark of Tessera, Inc. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.